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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             ----------------------

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                        BURNHAM PACIFIC PROPERTIES, INC.
               --------------------------------------------------
               (Exact name of registrant as specified in charter)


           MARYLAND                                   33-0204162
----------------------------                      -------------------
(State or other jurisdiction                        (IRS employer
        of incorporation)                         identification no.)


           110 WEST A STREET, SUITE 900, SAN DIEGO, CALIFORNIA 92101
           ---------------------------------------------------------
              (Address of principal executive offices)(Zip code)


       Securities to be registered pursuant to Section 12(b) of the Act:

                                                     Name of each exchange
         Title of each class                         on which each class is
         to be so registered                         to be registered
         -------------------                         -----------------------
         PREFERRED STOCK PURCHASE RIGHTS             NEW YORK STOCK EXCHANGE



       Securities to be registered pursuant to Section 12(g) of the Act:


                                      NONE
                                (Title of Class)





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         Burnham Pacific Properties, Inc. (the "Registrant" or "Company")
hereby amends the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on June 23, 1999 (including the Exhibits thereto, the "Form 8-A"). Capitalized terms used herein and not otherwise defined have the respective meanings ascribed to them in the Shareholder Rights Agreement, dated as of June 19, 1999, between the Registrant and First Chicago Trust Company of New York, as Rights Agent, as amended (the "Rights Agreement"), which is incorporated herein by reference to Exhibit 3.1 to the Form 8-A.

Item 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         The response to Item 1 of the Form 8-A is hereby amended by the addition of the following three paragraphs after the last paragraph thereof:

         Effective as of August 31, 2000, the Rights Agreement was amended ("Amendment No. 1") in order to, among other things, provide that neither (i) Blackacre SMC Master Holdings, LLC, Blackacre SMC II Holdings, LLC or any of their respective Affiliates or successors (collectively, the "Blackacre Members") nor (ii) Westbrook Burnham Holdings, L.L.C., Westbrook Burnham Co-Holdings, L.L.C. or any of their respective Affiliates or successors (collectively, the "Westbrook Members" and with the Blackacre Members, the "Series C Preferred Stockholders") shall become or be deemed to become an Acquiring Person as a result of the issuance to them of shares of the Series 2000-C Convertible Preferred Stock, par value $.01 per share, of the Company (the "Series C Preferred Stock") or of any shares of Common Stock of the Company received by such Series C Preferred Stockholders upon the conversion of any such shares of Series C Preferred Stock.

         In addition, notwithstanding anything in Section 1(e) of the Rights Agreement to the contrary, the formation or existence of a Group consisting of, or the entering into or existence of any other agreement, arrangement or understanding between, one or more of the Blackacre Members and one or more of the Westbrook Members shall not cause (i) any of the Blackacre Members to be or be deemed to be the Beneficial Owner of shares of Common Stock of the Company which are Beneficially Owned by any of the Westbrook Members or (ii) any of the Westbrook Members to be or be deemed to be the Beneficial Owner of shares of Common Stock of the Company which are Beneficially Owned by any of the Blackacre Members.

         Effective as of September 11, 2000, the Rights Agreement was further amended ("Amendment No. 2") in order to, among other things, provide that (A) none of (i) Westbrook Burnham Holdings, L.L.C., and Westbrook Burnham Co-Holdings, L.L.C., (ii) Blackacre SMC Master Holdings, LLC, (iii) Jay L. Schottenstein, Schottenstein Stores Corporation, Jubilee Limited Partnership, Jubilee Limited Partnership III, Schottenstein Professional Asset Management Corp., Michael Ashner and Susan Ashner (the "Members of the SA Group") and
(iv) Morgan Stanley Dean Witter & Co. (the Persons referred to in clauses
(i), (ii), (iii) and (iv) above being collectively referred to as the "19.9% Persons") shall be deemed to be an Acquiring Person provided that such 19.9% Person is not the Beneficial Owner of more than 19.9% of the shares of Common Stock of the Company then outstanding, (B) the percentages of 10% set forth in this paragraph shall instead be deemed to be 19.9% with respect to each 19.9% Person, and (C) if any of the 19.9% Persons was a Grandfathered Person on September 10,

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2000, the Grandfathered Percentage for such 19.9% Person on such date shall be deemed to be 19.9% for all purposes of the Rights Agreement. For the purposes of making any calculation pursuant to the Rights Agreement, Westbrook Burnham Holdings, L.L.C. and Westbrook Burnham Co-Holdings, L.L.C. shall each be deemed to Beneficially Own the shares of Common Stock of the Company Beneficially Owned by the other, and each Member of the SA Group shall be deemed to Beneficially Own the shares of Common Stock of the Company Beneficially Owned by one or more of the other Members of the SA Group.

         A copy of Amendment No.1 to the Rights Agreement is attached hereto as Exhibit 4.2 and is incorporated herein by reference. A copy of Amendment No.2 to the Rights Agreement is attached hereto as Exhibit 4.3 and is incorporated herein by reference. The foregoing descriptions of Amendment No.1 and Amendment No.2 do not purport to be complete and are qualified in their entirety by reference to Amendment No.1 and Amendment No.2.

ITEM 2 - EXHIBITS

Exhibit 3.1 Articles Supplementary to the Articles of Amendment and Restatement of Burnham Pacific Properties, Inc. classifying and designating the Series B Junior Participating Cumulative Preferred Stock (incorporated by reference to Exhibit 3.1 to Form 8-A of the Company filed on June 23, 1999).

Exhibit 4.1 Shareholder Rights Agreement, dated as of June 19, 1999, between Burnham Pacific Properties, Inc. and First Chicago Trust Company of New York, as Rights Agent (incorporated by reference to Exhibit 4.1 to Form 8-A of the Company filed on June 23, 1999).

Exhibit 4.2 Amendment No. 1 to Shareholder Rights Agreement, dated as of August 31, 2000, between Burnham Pacific Properties, Inc. and First Chicago Trust Company of New York, as Rights Agent.

Exhibit 4.3 Amendment No. 2 to Shareholder Rights Agreement, dated as of September 11, 2000, between Burnham Pacific Properties, Inc. and First Chicago Trust Company of New York, as Rights Agent.

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                                    SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                      BURNHAM PACIFIC PROPERTIES, INC.



Date: November 1, 2000                By: /s/ Scott C. Verges
                                          -------------------------------------
                                      Name:     Scott C. Verges
                                      Title:    Interim Chief Executive Officer






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                                  EXHIBIT INDEX


EXHIBIT NO.                          DESCRIPTION
-----------                          -----------

Exhibit 3.1 Articles Supplementary to the Articles of Amendment and Restatement of Burnham Pacific Properties, Inc. classifying and designating the Series B Junior Participating Cumulative Preferred Stock (incorporated by reference to Exhibit 3.1 to Form 8-A of the Company filed on June 23, 1999).

Exhibit 4.1 Shareholder Rights Agreement, dated as of June 19, 1999, between Burnham Pacific Properties, Inc. and First Chicago Trust Company of New York, as Rights Agent (incorporated by reference to Exhibit 4.1 to Form 8-A of the Company filed on June 23, 1999).

Exhibit 4.2 Amendment No. 1 to Shareholder Rights Agreement, dated as of August 31, 2000, between Burnham Pacific Properties, Inc. and First Chicago Trust Company of New York, as Rights Agent.

Exhibit 4.3 Amendment No. 2 to Shareholder Rights Agreement, dated as of September 11, 2000, between Burnham Pacific Properties, Inc. and First Chicago Trust Company of New York, as Rights Agent.